Exhibit 99.01

Valero Energy Issues Update on Proposed TRN Acquisition

SAN ANTONIO – June 19, 2009 — Valero Energy Corporation (NYSE: VLO) announced today that the company does not expect to acquire The Dow Chemical Company’s (NYSE: DOW) 45% interest in the Total Raffinaderij Nederland N.V. (TRN). Dow has informed the company that Total S.A. (NYSE: TOT) has given official notice that it intends to exercise its right-of-first refusal as the refinery operator and owner of the remaining 55% interest in TRN. Valero had previously announced the agreement to acquire Dow’s interest in TRN on May 20, subject to regulatory approval and the right-of-first refusal held by Total.

“Total’s action clearly confirms our assessment that the TRN refinery is a world-class facility and our purchase price was attractive,” said Valero Chairman and Chief Executive Officer Bill Klesse. “Although we are disappointed about this acquisition, we will continue to seek opportunities to acquire high-quality assets at attractive prices.”

About Valero:

Valero Energy Corporation is a Fortune 500 company based in San Antonio with approximately 22,000 employees and 2008 revenues of $119 billion. The company owns and operates 16 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately three million barrels per day, making it the largest refiner in North America. Valero is also a leading ethanol producer with seven ethanol plants in the Midwest at a combined capacity of 780 million gallons per year, and is one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon brands. Please visit www.valero.com for more information.

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10 K and quarterly reports on Form 10 Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.